Exhibit (23)(a)

Consent of Independent Registered Public Accounting Firm

Board of Directors

Wachovia Corporation

We consent to the use of our report dated February 27, 2004, included in the Wachovia Corporation 2003 Annual Report and incorporated by reference in Wachovia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference in this Form S-3 Registration Statement of Wachovia Corporation, and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report refers to the fact that effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The remaining provisions of SFAS No. 142 were adopted on January 1, 2002. Our report also refers to the fact that effective January 1, 2002, Wachovia Corporation adopted the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, effective for grants made in 2002, and to the fact that in 2003 Wachovia Corporation adopted the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities.

/s/ KPMG LLP

Charlotte, North Carolina

January 19, 2005